Exhibit 99.1

June 13, 2007 09:00 AM Eastern Daylight Time
310 Holdings Inc. Launching New Record Label ''Bang! Bang! Entertainment''

HOLLYWOOD--(BUSINESS WIRE)--A new era for 310 Holdings, Inc. begins now. The Media holding company announced earlier today the formation of Bang! Bang! Entertainment, a fresh label geared to become a dominant music industry player. Bang! Bang! Entertainment Inc. seeks to develop chart-topping artists across a wide range of musical genres, including rock, rap, pop and alternative.

The first artists to formally sign with the label will be announced in the coming weeks.

Nicole Wright, President of 310 Holdings, Inc., commented, "As we move forward with this new venture, Bang! Bang! Entertainment, Inc. will seek out unique and compelling artists whose musical talent will appeal to a wide global audience. The company will identify, develop and pursue all traditional--as well as new--avenues to achieve major success."

Bang! Bang! Entertainment (BBE) will distinguish itself through the commitment it will undertake with each of its artists. Contrasting the typical scenario in which a record company spends more money producing the music than they do in its marketing and promotion, BBE will utilize a stable of experienced and resourceful producers to ensure the highest quality product within established production budgets. This, in conjunction with the guidance of 310 Holdings, Inc. and its proven record of industry achievement, will stage broad-reaching marketing campaigns that will guarantee market success for its artists.

About 310 Holdings, Inc.

310 Holdings, Inc. is a Beverly Hills, CA based Media holding company that is positioned for high growth and profitability as a result of judiciously selecting, acquiring, and managing a portfolio of companies with strong business models and dynamic growth potential. 310 Holdings is focused on the entertainment industry with specific emphasis on film and music distribution companies as well as high-end clothing lines.

Contacts
310 Holdings, Inc.
Media Relations:
Cynthia Knapp, 310-882-5568, x226
communications@310Holdings.com
or
Investor Relations:
James Milano, 310-882-5568, x221
investorcom@310Holdings.com